Exhibit 10.4

CONSULTING AGREEMENT

                The following contains all the items of an at-will consulting agreement between AMYLIN PHARMACEUTICALS, INC., a Delaware corporation (the “Company”), located at 9360 Towne Centre Drive, San Diego, California 92121, and Alain Baron (“Consultant”), an individual located at 12863 Baywind Point, San Diego, CA 92130, effective as of June 1, 2008 (the “Effective Date”).

                The nature of the services Consultant will provide as a consultant to the Company, the amount of time committed and Consultant’s compensation are set forth in Exhibit A hereto.  In rendering such services to the Company, Consultant shall act as an independent contractor and not as an employee of the Company and shall be free to dispose of such portion of Consultant’s entire time, energy and skill as Consultant has not agreed to devote to the Company.  The Company or Consultant may terminate this Agreement at any time, with or without cause.

                Consultant understands that as part of the consideration for his retention as a consultant by the Company, he has not brought and will not bring with him to the Company or use in the performance of his responsibilities at the Company any equipment, supplies, facility, or trade secret information of any current or former employer which are not generally available to the public, unless Consultant has obtained written authorization for their possession and use.  Consultant also understands that, in his retention as a consultant with the Company, Consultant is not to breach any obligation of confidentiality that he has to any third party, and Consultant agrees that he shall fulfill all such obligations during his retention as consultant with the Company.

                Consultant understands that the Company possesses and will continue to possess information that has been created, discovered or developed by the Company (or that has otherwise become known to the Company) which has commercial value to the Company.  This information includes, but is not limited to, (a) information created, discovered, developed, or made known by Consultant or to Consultant arising out of or in connection with his retention as a consultant by the Company, and (b) information in which property rights have been assigned or otherwise conveyed to the Company.  All of the aforementioned information is hereinafter called “Proprietary Information.”  By way of illustration, but not limitation, Proprietary Information includes trade secrets, processes, formulae, data and know-how, improvements, inventions, techniques, strategies, and forecasts.

                In consideration of his retention as a consultant to the Company, and the compensation received by him from the Company from time to time, Consultant hereby agrees as follows:

                1.             All Proprietary Information shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents and other rights in connection therewith.  Consultant hereby assigns to the Company any rights he may have or acquire in all Proprietary Information.  At all times during his retention as a consultant by the Company and at all times after termination of such retention as a consultant, Consultant will keep in confidence and trust all Proprietary Information, and will not use or disclose any Proprietary Information or anything relating to it without the express written consent of the Company, except as may be necessary in the ordinary course of performing his duties as a consultant of the Company.

                2.             Consultant agrees that during the period that he is retained as a consultant to the Company, he will not, without the Company’s express written consent, engage in any employment or activity (whether as a consultant, advisor or otherwise) in any business competitive with the Company.

                3.             All documents, data, records, apparatuses, equipment and other physical property, whether or not pertaining to Proprietary Information, furnished to Consultant by the Company or produced by Consultant or others in connection with his retention as a consultant shall be and remain the sole property of the Company and shall be returned promptly to the Company as and when requested by the Company.  Should the Company not so request, Consultant shall return and deliver all such property upon termination of his retention as a consultant by himself or by the Company for any reason, and Consultant will not take with him any such property or any reproduction of such property upon such termination.

                4.             Consultant agrees that for a period of one (1) year following termination of his retention as a consultant with the Company, he will not solicit or in any manner encourage employees of the Company to leave its employ.

                5.             Consultant will promptly disclose to the Company, or any persons designated by it, all improvements, inventions, discoveries, ideas, formulae, processes, techniques, know-how and data, whether or not patentable, made or conceived or reduced to practice or learned by Consultant, either alone or jointly with others, during the period of his retention as a consultant which (a) are within the scope of the consulting services to be provided by Consultant under this Agreement and are related to or useful in the business of the Company, or (b) result from tasks assigned Consultant by the Company, or (c) are funded by the Company, or (d) result from use of premises owned, leased or contracted for by the Company (all said improvements, inventions, discoveries, ideas, formulae, processes, techniques, know-how and data shall be collectively hereinafter called “Inventions”).  Such disclosure shall continue for one (1) year after termination of this Agreement with respect to anything that would be an Invention if made, conceived, reduced to practice or learned during the term hereof.  Consultant agrees that all Inventions shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents and other rights in connection therewith.  Consultant hereby assigns to the Company any rights he may have or acquire in all Inventions.  Consultant further agrees as to all Inventions to assist the Company in every proper way (but at the Company’s expense) to obtain and from time to time enforce patents on the Inventions in any and all countries.

                6.             Consultant represents that his performance of all the terms of this Agreement and that his retention as a consultant by the Company does not and will not breach any agreement to keep in confidence proprietary information acquired by Consultant in confidence or in trust prior to his retention as a consultant by the Company. Consultant has not entered into, and Consultant agrees he will not enter into, any agreement either written or oral in conflict herewith.

                7.             Consultant shall perform the services in accordance with all applicable laws, rules and regulations and represents and warrants that he has never been (i) debarred or convicted of a crime for which a person can be debarred, under Section 306(a) or 306(b) of the Generic Drug Enforcement Act of 1992 or (ii) threatened to be debarred or indicted for a crime or otherwise engaged in conduct for which a person can be debarred, under Section 306(a) or (b).  Consultant agrees that he will promptly notify the Company in the event of any such debarment, conviction, threat or indictment.

                8.             Consultant agrees that all writings, reports, drawings, photographs, engineering drawings, sketches, models, sound recordings, software, audio visual recordings and other creative works prepared by Consultant pursuant to this Agreement will be deemed to have been prepared for the Company and will be considered as works made for hire and all rights and the copyrights therefore will be owned by the Company.  Consultant hereby assigns to the Company all rights, titles and interests in and to said copyrights in the United States and elsewhere, including registration and publication rights, rights to create derivative works and all other rights which are incident to copyright ownership.  In the event any court holds such creative works not to be works for hire, Consultant will assign such creative works to the Company, at its request, in consideration for the compensation paid to the Consultant hereunder.

                9.             Consultant agrees that in addition to any other rights and remedies available to the Company for any breach by Consultant of his obligations hereunder, the Company shall be entitled to enforcement of Consultant’s obligations hereunder by court injunction.

                10.           If any provision of this Agreement shall be declared invalid, illegal or unenforceable, such provision shall be severed and all remaining provisions shall continue in full force and effect.

                11.           This Agreement shall be effective as of the Effective Date, and unless earlier terminated as provided hereunder, shall continue until May 31, 2009, when it shall automatically expire.

                12.           The term Company, as used herein, shall include any subsidiary or affiliate of Amylin Pharmaceuticals, Inc.

                13.           Consultant shall not have the right to assign, by operation of law or otherwise, or subcontract any or all of the Services under this Agreement to any third party, without Company’s prior written consent. This Agreement shall be binding upon Consultant, his heirs, executors, assigns and administrators and shall inure to the benefit of the Company, its successors and assigns.

                14.           This Agreement, including any Exhibits attached hereto, represent the entire Agreement between the parties with respect to the subject matter hereof.  The terms and conditions contained in any documents utilized by either party in connection with this Agreement (including, without limitation, any purchase order) at variance with or in addition to those set forth herein, will be of no force and effect with respect to the transactions contemplated under this Agreement.

                15.           This Agreement shall be governed by and construed in accordance with the laws of the State of California (except its choice of law rules), and the parties to this Agreement hereby submit to the jurisdiction and venue of the California courts, both state and federal.

                16.           This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may be executed and delivered by facsimile and upon such delivery the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

AGREED AND ACCEPTED:	AGREED AND ACCEPTED:

Amylin Pharmaceuticals, Inc.

/s/ Alain Baron	/s/ Lloyd Rowland
Alain Baron	Lloyd Rowland
VP, Governance and Compliance,
and Secretary

EXHIBIT A

Nature of Consulting:

Consultant shall consult with and provide to the Company, as may be requested by the Company during the term of this Agreement, the following consulting services: Periodic consultation on projects. Any activity of Consultant with respect to such subject matter shall be deemed to be in connection with his consulting.

Compensation:

In consideration of the maintenance by Consultant of the terms and conditions of this Agreement, including consultation with and provision of services to the Company in the aforementioned subject matter, Consultant shall be paid at an hourly rate of $425.00/hour.

In addition, Company shall reimburse Consultant for the reasonable expenses incurred by Consultant related to the consulting services, provided that such expenses are pre-approved by Company and documented by receipts. Consultant shall submit invoices on a monthly basis (in order of Amylin preference) to (i) by email to accounts.payable@amylin.com, (ii) by fax to 858-334-1186, or (iii) by mail to Accounts Payable Department, Amylin Pharmaceuticals, Inc., 9360 Towne Centre Drive, San Diego, California 92121 (or to such other address as may be designated by AMYLIN), and such invoice(s) shall be paid by Company within thirty (30) days of Company’s receipt of the invoice. Company will, in accordance with its policy, issue a purchase order for the services hereunder with a purchase order number that shall be referenced by Consultant in each invoice.